Exhibit 99.1
HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
Financial Statements and Supplemental Schedule
As of and for the years ended December 31, 2009 and 2008
TABLE OF CONTENTS

Page

Audited Financial Statements

Report of Independent Registered Public Accounting Firm	1

Statements of Net Assets Available for Benefits as of December 31, 2009 and 2008	2

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2009 and 2008	3

Notes to Financial Statements	4

Supplemental Schedule

Schedule H, Part IV Line 4i — Schedule of Assets (Held at End of Year) as of December 31, 2009	10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Compensation Committee of the Board of Directors of
Huntington Bancshares Incorporated and Plan Participants of the
Huntington Investment and Tax Savings Plan
Columbus, Ohio
We have audited the accompanying statements of net assets available for benefits of the Huntington Investment and Tax Savings Plan (the “Plan”) as of December 31, 2009 and 2008, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2009 and 2008, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2009 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2009 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.
/s/ Deloitte & Touche LLP
Columbus, Ohio
June 29, 2010

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2009	2008

ASSETS

Investments, at fair value:
Cash and cash equivalents	$27,377,670	$—

Huntington Bancshares Incorporated common stock	53,581,462	61,765,641

Mutual funds	209,327,836	191,341,418

Participant notes receivable	287,318	75,502

Total Investments	290,574,286	253,182,561

Accrued dividends, interest receivable, and other assets	216,263	1,158,753

TOTAL ASSETS	290,790,549	254,341,314

LIABILITIES

Dividends payable to Plan participants	21,747	286,896

NET ASSETS AVAILABLE FOR BENEFITS	$290,768,802	$254,054,418

See notes to financial statements.

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	Years Ended December 31,
	2009	2008
ADDITIONS
Investment income:
Dividends from Huntington Bancshares
Incorporated common stock	$566,183	$4,922,337
Dividends from mutual funds	3,299,684	8,333,301
Interest	309,850	385,620

	4,175,717	13,641,258

Contributions:
Employees	37,285,347	33,641,193
Employer	2,886,913	14,823,958

	40,172,260	48,465,151

Net appreciation in fair value of investments	18,161,671	—

Total Additions	62,509,648	62,106,409

DEDUCTIONS
Benefit distributions and other withdrawals	25,795,264	34,271,675
Net depreciation in fair value of investments	—	134,352,191

Total Deductions	25,795,264	168,623,866

Net increase (decrease) in net assets available for benefits	36,714,384	(106,517,457)

Net assets available for benefits at beginning of year	254,054,418	360,571,875

NET ASSETS AVAILABLE FOR BENEFITS AT END OF YEAR	$290,768,802	$254,054,418

See notes to financial statements.

HUNTINGTON INVESTMENT AND TAX SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
December 31, 2009
Note 1 — Description of the Plan
The Huntington Investment and Tax Savings Plan (the “Plan”) is a defined contribution plan that was initially adopted by the Board of Directors of Huntington Bancshares Incorporated (“Huntington”) on September 29, 1977, to be effective January 1, 1978, to provide benefits to eligible employees of Huntington, as defined in the Plan document. Plan participants should refer to the Plan document and summary plan description for a more complete description of the Plan’s provisions. On December 13, 2000, Huntington’s common stock held in accounts of participants who elected to have all or a portion of their accounts invested in Huntington’s common stock were designated an Employee Stock Ownership Plan (ESOP). The ESOP forms a portion of the Plan.
Amendments — From time to time, the Plan has been amended and restated. The most recent amendments to the Plan include the suspension and subsequent reinstatement of the employer match, after-tax participant contributions and changes in certain investment options.
Funding and Vesting — Eligible employees may enroll on the first day of the month following six months of employment and attainment of age 21. Participants may elect to make pre-tax contributions of up to 75% of their eligible compensation, up to certain statutory limits. Huntington will make a matching contribution equal to 100% on the first 3% of participant elective deferrals and 50% on the next 2% of participant elective deferrals. Participant and employer contributions are fully vested at all times. Effective January 1, 2009, Roth 401(k) after-tax contributions are permitted. In the first quarter of 2009, the Plan was amended to eliminate employer matching contributions effective on or after March 15, 2009. Effective May 1, 2010, Huntington reinstated the employer matching contribution to the Plan.
Investment Options — Plan participants are permitted to direct pre-tax elective deferrals and employer matching contributions to any combination of a variety of investment options, including Huntington common stock and a variety of investment funds. Effective April 3, 2009, The Huntington Conservative Deposit Account was added as an investment option in the Plan. The Huntington Conservative Deposit Account is an interest bearing account with Huntington National Bank, which is insured up to the Federal Deposit Insurance Corporation (FDIC) limit. Each participant may be insured up to the FDIC insurance limit. The limit is set by the government and may change. Huntington has the sole discretion to determine or change the number and nature of investment options in the Plan. An active participant may change or suspend pre-tax elective deferrals pursuant to the terms set forth in the Plan document.
Risks and Uncertainties — The Plan utilizes various investment instruments, including mutual funds and common stock. In general, investment securities are exposed to various risks such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes will materially affect the amounts in the financial statements.

Administration — The Plan administrator is Huntington. Portions of Plan administration have been delegated by the Plan administrator to a committee of employees appointed by the Board of Directors of Huntington. The Plan administrator believes that the Plan is currently designed and operated in compliance with the applicable requirements of the Internal Revenue Code (the “Code”) and the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended. Administrative fees are paid from the general assets of Huntington.
Contributions — Employee and Employer contributions to participants’ accounts in the Plan are invested pursuant to the participants’ investment direction elections on file at the time the contributions are allocated to the participants’ accounts. Plan assets consist of cash and cash equivalents, shares of Huntington common stock and mutual funds and are held by the trust division of The Huntington National Bank (the “Plan Trustee”), a wholly-owned subsidiary of Huntington. The Plan Trustee purchases and sells shares of Huntington common stock on the open market at market prices. Additionally, the Plan Trustee may directly purchase from, and sell to, Huntington, at market prices, shares of Huntington common stock. The Plan Trustee purchases and redeems shares of mutual funds in accordance with rules of the mutual funds.
Benefit Distributions and Other Withdrawals — A participant may request that the portion of his or her account that is invested in Huntington common stock be distributed in shares of Huntington common stock with cash paid in lieu of any fractional shares. All other distributions from the Plan are paid in cash.
Distributions and withdrawals are reported at fair value and recorded by the Plan when payments are made.
Participants are permitted to take distributions and withdrawals from their accounts in the Plan under the circumstances set forth in the Plan document. Generally, participants may request withdrawal of funds in their account attributable to: (i) rollover contributions; (ii) after-tax contributions; and (iii) pre-April 1, 1998, Employer contributions. Employee pre-tax elective deferrals and post April 1, 1998 employer matching contributions are subject to special withdrawal rules and generally may not be withdrawn from the Plan prior to a participant’s death, disability, termination of employment, or attainment of age 59 1/2. Certain distributions of employee pre-tax deferrals may be made, however, in the event a participant requests a distribution due to financial hardship as defined by the Plan. Participants should refer to the Summary Plan Description for a complete summary of the Plan provisions. Participants may withdraw up to 100% of their account balances in the Plan for any reason after they have reached age 59 1/2.
Plan participants have the option of reinvesting cash dividends paid on Huntington common stock or having dividends paid in cash.
Participant Accounts — Each participant’s account is credited with the participant’s own contribution and an allocation of the Company’s contribution, as applicable, and Plan earnings. Investment income or loss is allocated to participant accounts based on proportional account balances. Participants are charged a fixed amount for administration of the Plan. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s individual account.

Participant Loans — The Plan does not permit participant loans. However, as a result of acquisitions, certain participant loans were rolled over into the Plan. Those participant loans are secured by the balance in the participant’s account and bear interest at rates commensurate with prevailing rates at the time funds were borrowed. Principal and interest is paid ratably through payroll deductions. Participant loans at December 31, 2009 and 2008 are considered immaterial to the Plan.
Plan Termination — Pursuant to the Plan document, Huntington may terminate or modify the Plan at any time by resolution of its Board of Directors and subject to the provisions of ERISA and the Code.
Note 2 — Significant Accounting Policies
Basis of Presentation — The financial statements of the Plan are presented on the accrual basis and are prepared in accordance with accounting principles generally accepted in the United States (GAAP). In conjunction with applicable accounting standards, all material subsequent events have been either recognized in the financial statements or disclosed in the notes to financial statements.
Dividends and Interest Income — Dividends are recognized as of their ex-dividend date. Interest is recorded on an accrual basis when earned.
Fair Value Measurements —Accounting Standards Codification (ASC) Topic 820 (ASC 820) defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:
Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement.
A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.
Investments of the Plan are accounted for at cost on the trade-date and are reported at fair value. Cash and cash equivalents represent interest bearing deposit accounts with fair value equal to the amount payable on demand. Huntington common stock is valued using the year-end closing price as determined by the National Association of Securities Dealers Automated Quotations (NASDAQ). Mutual funds are valued at net asset value (NAV) of shares held by the Plan at year-end. All of the Plan’s investments in Huntington common stock and mutual funds at December 31, 2009 and 2008 are classified as Level 1 within the valuation hierarchy.

Use of Estimates — The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts of assets and liabilities, and changes therein, reported in the financial statements. Actual results could differ from those estimates.
Note 3 — Accounting Standards Update
ASC Topic 105 — Generally Accepted Accounting Principles (Statement No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162) (ASC 105). This accounting guidance was originally issued in June 2009 and is now included in ASC 105. The guidance identifies the ASC as the single source of authoritative U.S. Generally Accepted Accounting Principles (GAAP) recognized by the FASB to be applied by nongovernmental entities. The ASC reorganizes all previous GAAP pronouncements into roughly 90 accounting topics and displays all topics using a consistent structure. All existing standards that were used to create the ASC have been superseded, replacing the previous references to specific Statements of Financial Accounting Standards (SFAS) with numbers used in the ASC’s structural organization. The guidance is effective for interim and annual periods ending after September 15, 2009. After September 15, only one level of authoritative GAAP exists, other than guidance issued by the Securities and Exchange Commission (SEC). All other accounting literature excluded from the ASC is considered non-authoritative. The adoption of the ASC does not have a material impact on the Plan’s financial statements.
ASC Topic 855 — Subsequent Events (Statement No. 165, Subsequent Events) (ASC 855). This accounting guidance was originally issued in May 2009 and is now included in ASC 855. The guidance establishes general standards of accounting for and disclosure of subsequent events. Subsequent events are events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The guidance is effective for interim or annual periods ending after June 15, 2009. The adoption of this guidance was not material to the Plan’s financial statements.
Note 4 — Investments
The following individual investments represent 5% or more of the fair value of net assets available for benefits as of December 31:

	2009	2008
Huntington Bancshares Incorporated Common Stock	$53,581,462	$61,765,641
Vanguard Wellington Fund	30,787,845	26,420,817
T. Rowe Price Mid-Cap Growth Fund	29,125,701	20,687,210
Huntington Conservative Deposit Account	27,377,670	—
Vanguard Institutional Index Fund	26,787,459	21,589,469
American Funds Europacific Growth Fund	20,864,298	14,775,391
Huntington Situs Fund	15,331,659	11,831,197
Huntington Fixed Income Securities Fund	14,016,738	11,076,122
Huntington Money Market Fund	N.A.	32,536,100
N.A. — Non applicable as investment is not 5% or more of the fair value of net assets available for benefits as of December 31.

The Plan’s investments (including investments purchased, sold, and held during the year) appreciated / (depreciated) in carrying value for the years ended December 31 as follows:

	2009	2008
Huntington Bancshares Incorporated Common Stock	$(22,455,238)	$(43,989,484)
Mutual Funds	40,616,909	(90,362,707)

Net appreciation (depreciation)	$18,161,671	$(134,352,191)

Note 5 — Party-In-Interest Transactions
Certain plan investments are held with the Huntington National Bank or are shares of mutual funds managed by Huntington Asset Advisors, Inc, a subsidiary of the Huntington National Bank and held by the Plan Trustee, and therefore, qualify as party-in-interest investments.
The following table lists the fair value of party-in-interest investments at December 31:

	2009	2008
Huntington Bancshares Incorporated Common Stock	$53,581,462	$61,765,641
Huntington Conservative Deposit Account	27,377,670	—
Huntington Situs Fund	15,331,659	11,831,197
Huntington Fixed Income Securities Fund	14,016,738	11,076,122
Huntington International Equity Fund	10,353,360	8,000,453
Huntington Growth Fund	9,190,886	8,455,818
Huntington Intermediate Government Income Fund	7,556,655	7,577,732
Huntington New Economy Fund	7,025,799	5,450,601
Huntington Income Equity Fund	6,435,850	5,521,896
Huntington Mid Corp America Fund	5,143,502	3,742,956
Huntington Dividend Capture Fund	5,001,140	3,859,723
Huntington Rotating Markets Fund	4,129,765	2,678,551
Huntington Treasury Money Market Fund	3,445,584	—
Huntington Money Market Fund (1)	1,470,766	32,536,100
Huntington Real Strategies Fund	686,685	—

(1)	The Huntington Conservative Deposit Account and Huntington Treasury Money Market Fund replaced the Huntington Money Market Fund as investment elections in the Plan.
Costs and expenses paid by the Plan for administration totaled $302,529 for 2009 and $318,770 for 2008. Amounts are included in Benefit distributions and other withdrawals in the Plan financial statements.
Note 6 — Income Taxes
The Plan obtained its latest determination letter dated December 13, 2002, in which the Internal Revenue Service (IRS) stated the Plan, as then designed, was qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan has been amended since receiving the determination letter. However, Huntington believes the Plan is being operated in compliance with applicable requirements of the Code and related state statutes, and that the trust, which forms a part of the Plan, is qualified and exempt from federal income and state franchise taxes.

Note 7 — Terminated Participants
There were no amounts included in net assets available for benefits allocated to individuals who have withdrawn from the Plan at December 31, 2009 and 2008.
Note 8 — Sky Financial Acquisition
On July 1, 2007, Huntington completed its merger with Sky Financial Group Inc. (Sky Financial). The day before the merger with Huntington, the Sky Financial Group, Inc. Profit Sharing, 401(k) and ESOP Plan (Sky Financial Plan) was terminated. Former Sky Financial associates employed by Huntington subsequent to the merger, with a combined six months of service, were allowed to contribute to the Plan starting July 1, 2007. On December 8, 2008, a favorable determination letter was received from the IRS with respect to the termination of the Sky Financial Plan. All distributions related to the Sky Financial Plan termination were completed as of November 30, 2009. In 2009, the Plan received approximately $9.8 million in rollover contributions, including participant loans, relating to the Sky Financial Plan. Amounts are included in Contributions- Employees in the Plan financial statements.

Huntington Investment and Tax Savings Plan
Schedule H, Part IV, Line 4i — Schedule of Assets (Held At End of Year)
as of December 31, 2009
EIN: 31-0724920
Plan Number: 002

	(b)	(c)	(d)
	Identity of Issuer, Borrower,	Description of investment including maturity date,	Cost	(e)
(a)	Lessor or Similar Party	rate of interest, collateral, par, or maturity value	**	Fair Value

	Cash and Cash Equivalents:
*	Huntington National Bank	Huntington Conservative Deposit Account - 27,377,670 shares		$27,377,670

	Total Cash and Cash Equivalents			27,377,670

	Common Stock:
*	Huntington Bancshares Incorporated	Huntington Bancshares Incorporated Common Stock - 14,682,181 shares		53,581,462

	Total Common Stock			53,581,462

	Mutual Funds:
	Vanguard Wellington Fund	Vanguard Wellington Fund - 617,981 shares		30,787,845
	T. Rowe Price Mid-Cap Growth Fund	T. Rowe Price Mid-Cap Growth Fund - 613,302 shares		29,125,701
	Vanguard Institutional Index Funds	Vanguard Institutional Index Fund - 262,674 shares		26,787,459
	Europacific Growth Fund	American Funds Europacific Growth Fund - 553,136 shares		20,864,298
*	The Huntington Funds	Huntington Situs Fund - 961,233 shares		15,331,659
*	The Huntington Funds	Huntington Fixed Income Securities Fund - 648,323 shares		14,016,738
*	The Huntington Funds	Huntington International Equity Fund - 959,533 shares		10,353,360
	T. Rowe Price Small Cap Stock Fund	T. Rowe Price Small Cap Stock Fund - 345,205 shares		9,241,144
*	The Huntington Funds	Huntington Growth Fund - 396,843 shares		9,190,886
*	The Huntington Funds	Huntington Intermediate Government Income Fund - 703,600 shares		7,556,655
*	The Huntington Funds	Huntington New Economy Fund - 752,227 shares		7,025,799
*	The Huntington Funds	Huntington Income Equity Fund - 345,086 shares		6,435,850
*	The Huntington Funds	Huntington Mid Corp America Fund - 391,433 shares		5,143,502
*	The Huntington Funds	Huntington Dividend Capture Fund - 636,277 shares		5,001,140
*	The Huntington Funds	Huntington Rotating Markets Fund - 403,692 shares		4,129,765
*	The Huntington Funds	Huntington Treasury Money Market Fund - 3,445,584 shares		3,445,584
	Eaton Vance Special Investment Trust	Eaton Vance Large Cap Value Fund - 162,872 shares		2,733,000
*	The Huntington Funds	Huntington Money Market Fund - 1,470,766 shares		1,470,766
*	The Huntington Funds	Huntington Real Strategies Fund - 106,960 shares		686,685

	Total Mutual Funds			209,327,836

	Notes Receivable from Participants	$287,318 principal amount, interest rates of 4.75% - 10.25%; maturing in 2010 - 2019.		287,318

	Total Investments			$290,574,286

*	Indicates party-in-interest to the Plan.

**	Cost information is not required for participant-directed investments and therefore not included.